Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 27, 2025; except for the Note 3, 4 and 5, as to which the date is April 9, 2025, April 30, 2025 and May 20, 2025, respectively, as it relates to the form of the public and private unit, number of founder shares and terms of the administrative services agreement, with respect to the financial statements of Pelican Acquisition Corporation included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ MARCUM LLP

Morristown, NJ

April 23, 2026